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                                                                    Exhibit 10.6

                  February 12, 1999
                  -------------------------------------------

                            GEMINI RESEARCH LIMITED

                                    - and -

                        LARGE SCALE BIOLOGY CORPORATION

                  -------------------------------------------

                            COLLABORATION AGREEMENT

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                Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

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                               Table of Contents

1. Definitions ............................................................    1
2. Management of the Research Programme ...................................   12
3. Conduct of the Research Programme ......................................   15
4. Funding of the Research Programme ......................................   20
5. Intellectual Property - Ownership ......................................   20
6. Intellectual Property - Licences .......................................   20
7. Further Collaboration ..................................................   21
8. Payments ...............................................................   22
9. Intellectual Property - third party rights .............................   25
10. Warranties and Liability ..............................................   26
11. Confidentiality .......................................................   28
12. Term and Termination ..................................................   31
13. Consequences of Termination ...........................................   31
14. Assignment/Sub-Contracting ............................................   32
15. Force Majeure .........................................................   33
16. Governing Law .........................................................   33
17. Jurisdiction ..........................................................   34
18. Waiver ................................................................   35
19. Severance Of Terms ....................................................   35
20. Entire Agreement/Variations ...........................................   36
21. Notices ...............................................................   36
22. Counterparts ..........................................................   38
23. EC Notification .......................................................   38
24. This Agreement Not To Constitute A Partnership ........................   39
25. Costs .................................................................   39
26. Announcements .........................................................   39
      SCHEDULE 1 ..........................................................    1
      SCHEDULE 2 ..........................................................    2
      SCHEDULE 3 ..........................................................    3
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THIS AGREEMENT the 12th day of February, 1999
BETWEEN:

(1) GEMINI RESEARCH LIMITED whose principal place of business is at 162 Science Park, Milton Road, Cambridge CB4 4GH, UK ("Gemini"); and

(2) LARGE SCALE BIOLOGY CORPORATION whose principal place of business is at 9620 Medical Center Drive, Rockville, MD 20850, USA ("LSB").

WHEREAS:

(A) Gemini is a biotechnology company which has collected, analysed and interpreted phenotypic and genotypic human data and has created a cross-relational integrated database of such information known as PHENOBASE(TM).

(B) LSB is a biotechnology company which specializes in protein analysis utilising its proprietary * technology.

(C) Gemini and LSB have agreed to collaborate in (i) the protein analysis and linkage of proteins to disease phenotypes using data and samples collected from identical twins and (ii) the subsequent exploitation of any identified targets for use in the diagnosis and therapy of certain specified diseases under the terms of this Agreement.

IT IS NOW AGREED AS FOLLOWS:

1. Definitions

1.1 In this Agreement the following definitions shall apply unless the context requires otherwise:


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             Material has been separately filed with the Commission
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       1.1.1  "Affiliate" - any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with, either Party including as a Subsidiary or Holding Company.

       1.1.2 "Agreement" - this agreement and any and all schedules, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this agreement.

       1.1.3 "Business Day" - 9:30am to 5:30pm on a day other than a Saturday, Sunday, bank or other public holiday in England, Wales and in the USA.

       1.1.4 "Cash Compensation" - any signature fees, licence fees, milestone payments and royalties or equity payments received by either Party pursuant to the rights granted under this Agreement. By way of example, and without limitation, Cash Compensation shall not include payments made to either Party by sub-licensees for research, development or supply of materials or products provided that any agreements covering such payments are made on an arms-length basis on market terms therefor. For the avoidance of doubt, Cash Compensation shall exclude any fees paid in relation to access to any LSB database that may contain Programme Know How.

       1.1.5 "Commencement Date" - the date of execution of this Agreement by the Parties.

       1.1.6 "Competent Authority" - any national, state or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties including the European Commission, The Court of First Instance and the European Court of Justice.


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       1.1.7  "Confidential Information" - in the case of obligations on LSB.
              Confidential Information shall mean Gemini Data and Programme IP, in the case of obligations on Gemini, Confidential Information shall mean LSB Know How and Programme IP and in the case of Gemini and LSB shall mean trade secrets or confidential information relating to the business affairs or finances of the other supplied or otherwise made available to them or coming into their possession in relation to the performance of this Agreement.

       1.1.8 "Control" - means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

       1.1.9 "Deductibles" - deductions from Cash Compensation as mutually agreed by the Parties.

       1.1.10 "Diagnostic Products" - any probe or other research tool or product, device or service with utility in the diagnosis, prognosis, prediction or ongoing measurement of disease status of a disease within the Field which in such case incorporates or measures the abundance, state of structure of a Target and which is, or the method or a component of the method that was used to identify the activity of which is either:

              (a)    covered by Valid Claims of Programme Patent Rights; or

              (b) is not covered by Valid Claims of Programme Patent Rights but otherwise utilises Programme Know-How or Programme Materials.

       1.1.11 "Disclosing Party" - a Party which discloses Confidential Information to another Party.

       1.1.12 "Documents" - reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents thereof, computer information


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              storage means, samples of material, other graphic or written data and any other media on which Know How can be temporarily or permanently stored.

       1.1.13 "Field" - the following diseases:

              *

       1.1.14 "First Commercial Sale" - the first commercial sale by LSB or its sub-licensees or by Gemini and its sub-licensees in any country of Product after grant of required Marketing Authorisation and pricing approval has been granted by the appropriate Regulatory Authority or other Competent Authority.

       1.1.15 "Force Majeure" - in relation to any Party any event or circumstance with is beyond the reasonable control of the Party which event or circumstance that Party could not reasonable by expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade,


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               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission
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              revolution, riot, insurrection, civil commotion, public
              demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by Good Industry Practice), Legal Requirement governing either Party provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

       1.1.16 "Gemini Data" - all non-genetic data within PHENOBASE(TM) related to the Samples to the extent and only insofar as such data relates to the Field.

       1.1.17 "Insolvency Event" - in relation to either Party, means any one of the following:

              (a) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or an application by that Party for registration as a public company in accordance with the requirements of the Companies Act 1985 (U.K.); or

              (b) a resolution shall have been passed by that Party's directors to seek a winding up or administration order or a petition for a winding up or administration order shall have been presented against that Party or such an order shall have been made; or

              (c) a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is


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                     appointed in respect of that Party or over a substantial
                     part of its assets or any third party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce or enforces its security; or

              (d) a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986 (U.K.); or

              (e) a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above; or

              (f) that Party takes any step (including starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party's indebtedness, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party's creditors or makes or suspends or threatens to suspend making payments to all or some of that Party's creditors or the Party submits to any type of voluntary arrangement; provided, however, that the provisions of this paragraph (f) are subject to a threshold limit equalling the greater of US $ 100,000 OR 5% of that Party's total liabilities;

       1.1.18 "Joint Committee" or "JC" - the committee established pursuant to Clauses 2.1 and 2.2.

       1.1.19 "Know How" - unpatented technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data designs, formulae, ideas, information relating to Material, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes,


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              specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information continued in submissions to an information from ethical committees and regulatory authorities. Know How includes Documents containing Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (as remains) not known to the public. Know How includes any rights including copyright, database or design rights protecting such Know-How.

       1.1.20 "Legal Requirement" - any present or future law, regulation, directive, instruction, direction or rule any Competent Authority or Regulatory Authority including any amendment extension or replacement thereof which is from time to time in force.

       1.1.21 "LSB" - LSB and its Affiliates from to time.

       1.1.22 "LSB Know How" - the know How available to LSB at the Commencement Date or during the period of this Agreement relating to *

       1.1.23 "Major Markets" - *

       1.1.24 "Marketing Authorisation" - any approval required from a Regulatory Authority to market and sell a Product in any country.

       1.1.25 "Material" - any chemical or biological substances whatsoever.

       1.1.26 "Net Profit" - Cash Compensation less Deductibles.


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               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission
              doubt, Programme Know How shall not include the Gemini Data itself.

       1.1.27 "Net Sales" - with respect to Product, the gross amount invoiced by either Party to unrelated third parties for such Products less:

              (a)    quantity, trade and/or cash discounts actually granted.

              (b) amounts repaid or credited and allowances including cash, credit or free good allowances, given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates), actually allowed or paid.

              (c) amounts refunded or credited for Product which was recalled, rejected, spoiled, damaged, outdated or returned.

              (d) freight, shipment and insurance costs incurred transporting Product to a third party purchaser.

              (e) taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Product.

       The transfer of Product by LSB or one of its Affiliates to another Affiliate shall not be considered a sale. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first third party trade purchaser, less the deductions allowed under this Clause.

       Upon the sale or other disposal of Product other than in a bona fide arms length transaction exclusively for money or upon any use of Product for purposes which do not result in a disposal of that Product in consideration of sales revenue customary in the country of use for that sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in the country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, a reasonable price assessed on an arms length basis for the goods or services provided in exchange of the supply. Disposal of Product for,


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       or use of Product in, clinical or pre-clinical trials or as free samples, such samples to be in quantities common in the industry for this sort of Product, shall not give rise to any deemed sale under this Clause.

       Such amounts shall be determined from the books and records of LSB or Gemini, as the case may be, maintained in accordance with GAAP, consistently applied.

       1.1.28 "Parties" - Gemini and LSB.

       1.1.29 "Patent Rights" - patent applications and patents, author certificates, inventor certificates, utility certificates, improvements patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

       1.1.30 "PHENOBASE(TM)" - the cross-relational integrated database owned by Gemini which contains data arising from the analysis and interpretation of phenotypic and genotypic human data obtained from collections of human blood, serum and urine samples.

       1.1.31 "Product(s)" - a Diagnostic Product or a Therapeutic Product.

       1.1.32 "Programme IP" - Programme Know How, Programme Material and Programme Patent Rights.

       1.1.33 "Programme Know How" - Know How conceived, generated or developed by or on behalf of LSB or by or on behalf of Gemini under the Research Programme relating to the proteins contained in Samples and/or the linkage analysis of said proteins to the non-genetic information comprised in PHENOBASE(TM). For the avoidance of


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              doubt, Programme Know How shall not include the Gemini Data itself or improvements in LSB Know How.

       1.1.34 "Programme Material" - Materials generated or developed by or on behalf of LSB or by or on behalf of Gemini under the Research Programme but for the avoidance of doubt excluding the Samples;

       1.1.35 "Programme Patent Rights" - any Patent Rights claiming or covering or otherwise based on inventions forming part of Programme Know How or inventions comprised in Programme Materials.

       1.1.36 "Quarter" - each period of three months ending on 31 March, 30 June, 30 September or 31 December and "Quarterly" shall be construed accordingly.

       1.1.37 "Recipient Party" - a Party which receives Confidential Information from another Party.

       1.1.38 "Regulatory Authority" - shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Agency for the Evaluation of Medicinal Products or the FDA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the territory involved in the granting of Marketing Authorisation for the Product.

       1.1.39 "Relevant Material" - all documents or other material in the possession or control of the furnishing party which are relevant to matters in dispute in the arbitration with the exception of communications to and from lawyers admitted to practice law or practising law (whether or not employed by a party) for the purpose of obtaining and giving legal advice.

       1.1.40 "Research Programme" - the 12 month programme of work to be conducted by the Parties hereunder involving the protein analysis of the Samples using the LSB Know How and linkage of resulting


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              protein data to the non-genetic information available on the
              Samples comprised in PHENOBASE(TM) with a view to the generation and validation of Targets, an outline of which is set out in
              Schedule 2 and the detail of which shall be determined by JC from time to time.

       1.1.41 "Samples" - * samples * from identical twins collected and stored by Gemini and in Gemini's possession, custody or control as may be supplied by Gemini pursuant to this Agreement.

       1.1.42 "Subsidiary or Holding Company" - the meaning ascribed to those expressions by Section 736 of the Companies Act 1985 (as amended).

       1.1.43 "Target" - a protein discovered by LSB or Gemini, pursuant to the Research Programme *.

       1.1.44 "Therapeutic product" - shall mean any Protein Product or Protein Derivative Product with utility in the therapy of a disease within the Field and which incorporates a Target which is, or the method or a component of the method that was used to identify the activity of which is covered by a Valid Claim of Programme Patent Rights or which utilises Programme Know How or Programme Materials.

              (a) "Protein Product" shall mean a product consisting of any variant of a protein associated with a disease within the Field.

              (b) "Protein Derivative Product" shall mean a product that is any naturally occurring truncation, mutation and/or variant or functionally active non-naturally occurring peptide and/or protein variant of a Protein Product.

       1.1.45 "Valid Claim" - shall mean either:


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              (a)    a claim of an issued and unexpired patent included within
                     Patent Rights, which as not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue of disclaimer or otherwise; or

              (b) a claim of a pending patent application included within Patent Rights which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application.

       1.1.46 "Year" - twelve (12) months commencing 1 January and ending on 31 December.

2.     Management of the Research Programme

2.1 With effect from the Commencement Date the Parties shall establish a Joint Committee which shall manage and oversee the Research Programme and which shall liase in relation to the identification, optimisation, development and commercialisation of Products. The principal objective of the Research Programme is to identify Targets at the earliest opportunity. The existence of the Joint Committee shall survive the Research Programme and thereafter shall provide a forum for liaison concerning the identification and optimisation of Product candidates and the development and implementation of a commercialisation strategy designed to ensure maximum worldwide sales of such Products. The Joint Committee shall have the following specific functions and responsibilities:

       2.1.1 to hold meetings in person or by teleconference not less than once each Quarter during the period of the Research Programme and not less than once each year thereafter or more frequently upon the


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              reasonable request of either Party. Dates of meetings to be held in person shall be agreed by the Parties not less than 30 days beforehand;

       2.1.2  agree the detailed Research Programme based on the outline in
              Schedule 2 including establishing detailed work programmes and timetables;

       2.1.3 receive reports from the Parties on progress with the Research Programme and review the same;

       2.2.4  agree variations to the Research Programme;

       2.1.5 receive reports from LSB and, when applicable, from Gemini, on progress with the identification and optimisation of Product candidates and the development and implementation of a commercialisation strategy designed to ensure maximum world-wide sales of such Products;

       2.1.6  such other functions and responsibilities as it shall determine.

2.2    The Parties shall establish and run the Joint Committee as follows:

       2.2.1 The JC shall comprise four persons ("Members") and LSB and Gemini respectively shall be entitled to appoint two Members, to remove any Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member. The initial members of the JC shall be as follows:

                  LSB Members             Gemini Members

                  Dr. N. Leigh Anderson   Mr. Steven Bryant
                  Dr. Sandra Steiner      Dr. Richard Keen

              LSB and Gemini respectively shall each notify the other in writing of the identities of their Members whenever a change occurs. Both sides shall use reasonable endeavours to keep an appropriate level of continuity in representation. Members may be represented at any


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              meeting by another person designated by the absent Member. Each meeting shall be chaired alternately by a Gemini Member and then a LSB Member. The chairman shall not have a tie-breaking vote.

       2.2.2 The quorum for meetings of the JC shall be two Members provided that there are at least one Member from each of LSB and Gemini present. During the Research Programme conclusions and decisions of the JC shall be made by unanimous agreement of the Members present and shall be minuted by or upon behalf of the Chairman who shall send a copy of the minutes of each JC meeting to both parties. Both during and following the Research Programme both parties will use their reasonable efforts to build consensus. Should it prove impossible to obtain such consensus the Parties shall discuss the position in good faith in an effort to resolve their differences and if it still does not prove possible to obtain agreement then any outstanding matters requiring resolution may be referred to the Chief Executive Officer of LSB or his nominee and the Chief Executive Officer of Gemini or his nominee for resolution who together shall use reasonable efforts to resolve such matters within 30 days of the date such matters are referred to them for resolution. In the absence of such agreement being reached either Party shall have the right to terminate this Agreement.

       2.2.3 The JC shall first meet within 20 Business Days following the Commencement Date and then in accordance with Clause 2.1. The venue for all meetings shall, in the absence of agreement to the contrary, alternate between the premises of the Parties. Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with JC meetings.

       2.2.4 The JC shall have power to invite persons whose special skills or influence might advance the Research Programme to attend and address meetings of the JC. For the avoidance of doubt it is agreed that such persons shall not be Members, shall not have a right to


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              participate in the decision making process of the JC and shall execute a non-disclosure agreement whose form shall be acceptable to both Parties.

3.     Conduct of the Research Programme

3.1 Within 20 days of the first meeting of the JC pursuant to Clause 2.2.3 Gemini shall provide LSB with a quantity of * Samples * which have been collected and stored by Gemini and are in Gemini's possession custody or control as at the Commencement Date. The quantity of * Samples to be provided by Gemini shall depend upon the disease area and shall be determined by the JC at its first meeting pursuant to Clause 2.2.3. Unless agreed otherwise by Gemini in writing and at its sole discretion, the total number of identical twin pairs from whom such Samples may be provided to LSB shall not exceed *. At LSB's request Gemini shall also provide LSB with the corresponding * Samples from the same pairs of identical twins. LSB shall ensure that the Samples are stored in a secure place on LSB's premises in such storage conditions as are reasonably requested by Gemini.

3.2 LSB shall only use the Samples for the purpose of conducting protein analysis of such Samples within the Field using LSB's Know How and shall not use the Samples for any other purpose whatsoever. For the avoidance of doubt LSB shall not be permitted to utilise the Samples for any type of genetic or genomic analysis. Gemini shall only use the Programme Know How for the purpose of carrying out protein linkage analysis in relation to the non-genetic information comprised in PHENOBASE(TM) relating to the diseases in the Field, and shall not be permitted to use Programme Know How for any other purpose whatsoever.

3.3 Each Party shall carry out its part of the Research Programme as set out in this Agreement and as may be allocated to them by JC from time to time. Each Party shall use all reasonable endeavours to carry out the protein linkage


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

analyses to the non-genetic information available on the Samples comprised in PHENOBASE(TM) relating to the diseases in the Field to be conducted as part of the Research Programme as soon as reasonably practicable, including the exchange of the results of said protein linkage analysis with the other Party. For the avoidance of doubt it is declared and agreed that nothing in this Agreement confers any right on LSB to have access to PHENOBASE(TM) or requires Gemini to use the same for LSB outside the Field.

3.4 Neither Party shall sub-contract the whole or part of its part of the Research Programme without the consent of JC. If such consent is given the appointment of any sub-contractor shall be on the following terms:

       3.4.1 that the Party in question shall pay the funds identified for the work required from the sub-contractor;

       3.4.2 that as between such Party and the sub-contractor all results emerging from such work and any related intellectual property shall be owned by such Party;

       3.4.3 that the sub-contractor shall be obligated in terms the same as Clauses 11 and 14 of this Agreement.

3.5 Until conclusion of the Research Programme each Party ("Reporting Party") shall within 21 days of the end of each Quarter send a written report to the other Party and to its Members on JC which shall summarise in reasonable detail the progress achieved by the Reporting Party and its sub-contractors with the Research Programme during such Quarter and the results obtained.

3.6 During the period of the Research Programme any and all Targets generated or validated by LSB or Gemini shall be promptly disclosed to the JC. LSB shall as its own cost and expense by solely responsible for the filing, prosecution and maintenance of Programme Patent Rights and shall file and prosecute patent applications relating to Targets. LSB shall keep Gemini informed of all material developments in relation to Programme Patent Rights and shall supply Gemini at no less than 6-month intervals a status report of Programme Patent Rights. If at any time LSB proposes not to file or to abandon any Programme


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       Patent Rights it shall give written notice of this fact to Gemini giving
       Gemini the right to take over the filing prosecution and/or maintenance of the same. Such notice shall be given not less than 60 days prior to any critical date in relation to such Programme Patent Rights. If Gemini gives written notice to LSB exercising such right LSB shall assign the investion/patent application to Gemini and shall do all such acts and things and execute all such deeds and documents as are necessary to vest full right title and interest in such Programme Patent Rights in Gemini and to assign to Gemini the benefit and burden of any linked patent licences. Gemini shall be permitted to develop and commercialise Targets (and corresponding Products) falling within the Programme Patent Rights assigned to Gemini pursuant this Clause 3.6. If Gemini commercialises Product relating to Targets falling within the Programme Patent Rights assigned to it pursuant to this Clause 3.6, Gemini shall pay LSB *

3.7 Following conclusion of the Research Programme LSB shall devise a research and development strategy and plan for the identification, optimisation and development of Products relating to the Targets identified pursuant to the Research Programme. Within 120 days of the conclusion of the Research Programme LSB shall send a copy of such strategy and plan to JC and Gemini. The strategy and plan in relation to each such Target shall include at least the following elements:

       3.7.1 the development of a diagnostic Product, if appropriate, within * of the conclusion of the Research Programme which may include licensing out such development to a pharmaceutical company;

       3.7.2 the identification and optimisation of a Therapeutic Product in relation to at least one indication in the Field within * of the conclusion of the Research programme which may include licensing out such development of a pharmaceutical company.


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       3.7.3  the right for Gemini to take an assignment of all right title and interest in and to Programme IP relating to a particular Target if such Target is not subject to such a strategy and plan if Gemini proposes to undertake such a strategy and plan; provided, however, that (i) such assignment shall be made only to the extent that Programme IP relating to such Target is separable from other Programme IP, and (ii) LSB shall retain the right to use Programme Know How relating to such Target in the context of other Programme Know How not assigned pursuant to this 3.7.3. If Product is commercialised relating to such Target, Gemini shall pay LSB *.

3.8 In relation to each Target the subject of further research and development by LSB or its licensee LSB shall, at LSB's expense, use good faith reasonable efforts to develop and commercialise * and to maximise the revenues generated from sales of such Products in at least the Major Markets in either case by itself or any licensee.

3.9 Following twelve (12) months after the conclusion of the Research Programme and each anniversary thereafter, LSB or Gemini, as the case may be, shall within 21 days send a written report to the other Party and to its Members on JC which shall summarise in detail the progress achieved and results obtained by LSB or Gemini, as the case may be, and its sub-contractors in relation to any strategy and plan the subject of Clause 3.7.

3.10 If in Gemini's reasonable opinion LSB fails to comply with any of its diligence obligations under Clause 3.7 in relation to any such Product relating to a particular Target then Gemini shall have the right to give LSB written notice thereof stating in reasonable detail the particular failure(s). LSB shall have a period of ninety (90) days from the receipt of such notice to remedy the failure(s). If LSB fails to remedy the failure within such ninety (90) day period


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       Gemini shall have the sole and exclusive right to pursue
       commercialisation of such Product(s) either itself or through a licensee provided always that if such product is a Diagnostic Product LSB is not then commericialising a Therapeutic Product relating to the same Target or if such Product is a Therapeutic Product LSB is not commericialising a Diagnostic Product relating to the same Target. Such commericalisation shall occur on the following terms:

       3.10.1 LSB shall assign to Gemini all LSB's right title and interest in and to the Programme IP relating to the Target in question; provided, however, that (i) such assignment shall be made only to the extent that Programme IP relating to such Target is separable from other Programme IP, and (ii) LSB shall retain the right to use Programme Know How relating to such Target in the context of other Programme Know How.

       3.10.2 If Gemini commercialises such Product it shall pay LSB a royalty of * in relation to Product developed and sold directly by Gemini and a royalty of * where Product is developed or sold by a licensee of Gemini and the terms set out in Clauses 8.2 to 8.6 inclusive and Clause 8.8 shall apply mutatis mutandis save that under Clause 8.4 Gemini shall pay LSB from a single source in the UK rather than in the US.

       3.10.3 If LSB has previously appointed a licensee of such Products Gemini shall enter into an agreement with such licensee granting them the rights to continue * * provided always that the licensee has not caused LSB's failure to comply with the diligence provisions.

       3.10.4 LSB shall cease to use the Programme IP and the Gemini Data in relation to such Product(s).

3.11 LSB shall promptly inform Gemini in writing of details of each Marketing Authorisation obtained by LSB in relation to Product and at the same time shall


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       send Gemini a copy of each such Marketing Authorisation. LSB shall promptly inform Gemini in writing of the occurrence of First Commercial Sale in each country. Gemini shall promptly inform LSB in writing of the occurrence of First Commercial Sale in each country of any Product which Gemini commercialises from Targets arising from the Research Programme.

3.12 If LSB wishes to add further disease(s) to the Field it shall so notify Gemini in writing stating the precise disease(s). Gemini shall consider such request in good faith and may in its absolute discretion agree or refuse to extend the Field of this Agreement to include the disease(s) in question by notice in writing to LSB.

4.     Funding of the Research Programme

4.1 Each Party shall be solely responsible for the cost of its part of the Research Programme.

5.     Intellectual Property - Ownership

5.1 Any and all Gemini Data is and shall remain owned by or licensed to Gemini and LSB achknowledges and agrees that any and all copyright, or other intellectual property rights subsisting in the Gemini Data shall remain the property of Gemini.

5.2    Any and all Programme IP shall vest in and be owned by LSB.

6.     Intellectual Property - Licences

6.1 Save as provided in Clauses 3.7.3, 3.10.1 and 3.11, Gemini hereby grants to LSB a worldwide non-exclusive licence to use the Gemini Data to identify Targets. LSB shall not have the right to sub-licence the same without the prior written consent of Gemini, such consent to be provided or refused at Gemini's sole and absolute discretion.

6.2 LSB shall be responsible for all payments due to Gemini under this Agreement as a result of the activities of LSB's Affiliates and sub-licensees. LSB shall ensure that any sub-licensee performs its financial obligations under that sub-licence and LSB indemnifies Gemini against all loss, damage, cost or expense which Gemini may incur as a result of failure by a sub-licensee of LSB to perform such obligations.

6.3 It is expressly understood that nothing in this Agreement shall be construed so as to grant any patent right or license to any LSB Know How and that all methods and technology arising from the Research Programme and relating to LSB Know How remain the sole and exclusive property of LSB.

7.     Further Collaboration

7.1 During the period of the Research Programme Gemini shall not either itself or through a third party undertake protein analysis of samples available to it from * using LSB Know How or other similar proteomics technology based on *.

7.2 Gemini hereby agrees that for a period of 6 months from the Commencement Date it shall pursue good faith negotiations with LSB for the purpose of agreeing terms for a further collaboration agreement relating to * and the identification, optimisation, development and commercialisation of Products arising therefrom.

7.3 Gemini agrees that during such 6 month negotiation period set out in Clause 7.2 it shall not enter into any negotiations with any other party for the purpose of establishing any collaborative arrangement or agreement in relation to * * or the identification development and commercialisation of products arising therefrom.


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7.4    If, following the six month period of good faith negotiations referred to in Clause 7.3, the Parties fail to reach agreement on such collaboration as is described in Clause 7.2, Gemini shall be free to pursue such a collaboration with a third party provided that where, during the twelve (12) month period following the expiry of such six month negotiation period, Gemini intends to enter into a collaboration with a third party it shall first notify LSB of the proposed terms of said third party collaboration and LSB shall have a period of one (1) month to accept such terms for establishing such a collaboration between Gemini and LSB. Should LSB decline to enter into such a collaboration under such terms proposed by said third party, then Gemini shall then be free to pursue such a collaboration with a third party.

7.5 During the term of the Research Programme LSB shall not use nor licence the use of the LSB Know How within the Field on or in relation to * other than the Samples.

8.     Payments

8.1    LSB shall pay to Gemini:

       8.1.1 a royalty of * in relation to Product developed and sold directly by LSB; and

       8.1.2 a royalty of * where Product is developed or sold by a licensee of LSB.

8.2 Royalties payable under Clauses 8.1 shall be payable on a country by country basis for the life of Programme Patent Rights in such country or 10 years from First Commercial Sale in such country whichever is the longer.

8.3 LSB shall make the payments due to Gemini under clause 8.1 at Quarterly intervals. Within 60 days of the end of each Quarter after First Commercial Sale in any country LSB shall prepare a statement which shall show on a country by country basis for the previous Quarter all monies due to Gemini under Clause 8.1. That statement shall include details of Net Sales and Net Profit broken down to show the country of the sales, the total Net Sales and Net


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       Profit in such country but in local currency and converted into US dollars and the numbers or other indication as to volume of Product sold. The statement shall be submitted to Gemini within 60 days of the end of the Quarter to which it relates together with remittance of the monies due to Gemini.

8.4 LSB shall pay royalties to Gemini from a single source in the US in pounds sterling. Such payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority. Any tax which LSB is required to pay or withhold with respect of licence fees and royalty payments to be made to Gemini hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, LSB shall give Gemini such assistance, which shall include the provision of such documentation as may be required by the UK Inland Revenue Authority and other revenue services, as may reasonably be necessary to enable Gemini to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax. The Parties acknowledge that as at the Commencement Date since payment to Gemini is from a single US source and that Gemini is a company resident in the UK (as set out in the provisions of the UK/US Double Taxation Treaty) as at the Commencement Date all qualifying payments will be able to benefit from the UK/US Double Taxation Treaty and accordingly, unless the law or practice is changed requiring a withholding to be made in practice, all sums paid to Gemini shall be paid gross free of deduction of withholding tax and each shall do all such acts and things as may be necessary or desirable to benefit from the aforesaid UK/US Double Taxation Treaty. For the avoidance of doubt it is declared and agreed that LSB shall be liable to pay Gemini the full amount of all royalties due notwithstanding any reason why monies in respect of any relevant sales cannot be remitted to the UK.

8.5 Where Product is sold in a currency other than pounds Sterling the rate of exchange to be used for converting such other currency into pounds Sterling


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
       shall be the average rate at which such other currency can be sold for pounds Sterling prevailing in London at the close of business on the last working date for the period for which payment is to be made.

8.6 LSB shall keep and shall procure that its sub-licensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Gemini pursuant to this Agreement. Those records and books of account shall be kept for 7 years following the end of the Year to which they relate. Upon Gemini's written request a firm of accountants appointed by agreement between the Parties or, failing such agreement, within 10 Business Days of the initiation of discussions between them on this point and at the request of either Party by the President for the time being of the Institute of Chartered Accountants of England and Wales in London and:-

       8.6.1 such firm of accountants shall be given access to and shall be permitted to examine and copy such books and records upon 20 Business Days notice having been given by Gemini and at all reasonable times on Business Days for the purpose of certifying to Gemini that the Net Profit and Net Sales calculated by LSB and its licensees during any Year was reasonably calculated, true and accurate or, if this is not their opinion certify the Net Profit and Net Sales figures for such period which in their judgement are true and correct;

       8.6.2 Prior to any such examination taking place, such firm of accountant shall undertake to LSB in a deed that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including Gemini, but shall only use the same for the purpose of the calculations which they need to perform in order to issue the certificate to Gemini which this Clause 8.6 envisages;


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

       8.6.3 any such access examination and certification shall occur no more than once per year and will not go back over records more than 2 years old unless a discrepancy greater than 5% is found;

       8.6.4 LSB shall make available personnel to answer queries on all books and records required for to purpose of that certification;

       8.6.5 the cost of the accountant shall be the responsibility of LSB if the certification shows LSB to have underpaid monies to Gemini by more than 5% and the responsibility of Gemini otherwise.

       Within 10 Business Days following any such certification any monies which such certification shows as being due and owing by one Party to the other (whether because of an underpayment or overpayment) shall be paid by that Party.

8.7 All payments made to Gemini under the Agreement shall be made to the account of Gemini Research Limited at Midland Bank plc. PO Box 648, Poultry & Princes Street, London, EC2P 2BX, Sort Code 40-05-30, Account No. 01667246 by telegraphic transfer.

8.8 If either Party fails to make any payment to the other Party hereunder on the due date for payment, without prejudice to any other right or remedy available to the Party owed said payments, said Party shall be entitled to charge to other Party interest (both before and after judgement) on the amount unpaid at to rate of LIBOR plus 5% (subject to a maximum of 15% total interest) calculated on a daily basis until payment in full is made without prejudice to the Party's right to receive payment on the due date.

9.     Intellectual Property - third party rights

9.1 If during the period of this Agreement either Party receives any notice, claim or proceedings from any third party alleging infringement of that third party's intellectual property by reason of any Party's activities in relation to this Agreement, the Party receiving that notice shall:


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

       9.1.1 forthwith notify the other Party of the notice, claim or proceeding; and

       9.1.2  neither Party shall make any admission of liability; and

       9.1.3 LSB shall at its own cost and expense be responsible for and shall have conduct of and sole authority to defend or settle such claims or proceedings in so far as such claims or proceedings relate solely to LSB's activities or to the joint activities of LSB and Gemini under this Agreement subject to prior consultation with Gemini. If LSB reasonably believe the third party rights are valid and that infringement may be occurring it shall use its reasonable endeavours to seek a licence from such third party on appropriate commercial terms as LSB's own sole cost and expense; and

       9.1.4 Gemini shall at its own cost and expense be responsible for and shall have conduct of and sole authority to defend or settle such claims or proceedings in so far as such claims or proceedings relate to the ownership of or rights relating to Samples or solely to Gemini's activities under this Agreement including, without limitation, and for the avoidance of doubt, Clauses 3.6, 3.7.3,
              3.10 and 13.11. If Gemini reasonably believe the third party rights are valid and that infringement may be occurring it shall use its reasonable endeavours to seek a licence from such third party or an appropriate commercial terms as Gemini's own sole cost and expense.

10.    Warranties And Liability

10.1 Save as provided in 10.2.,10.3 and 10.4, no representation, condition or warranty other than those expressly set out in this Agreement is made or given by or out behalf of Gemini a LSB. All condition and warranties whether arising by operation of law or otherwise are hereby expressly excluded including any conditions and warranties to the effect that any of the acts to be undertaken by LSB a Gemini pursuant to this Agreement will nor infringe to rights of third parties.


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

10.2 Gemini wants that it has secured all rights necessary to commercially develop the Samples and Gemini Data, and/or any uses thereof, for the purposes envisaged in this Agreement.

10.3 LSB shall be responsible for and indemnify Gemini and its directors, officers, servants and agents (collectively "the Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of any claim brought against Gemini by a third party which is related to the activities of LSB or its sub-licensees hereunder including a claim that use of any Product developed and commercialised by or for LSB has caused death or bodily injury. An Indemnified Party that intends to claim indemnification under this Clause 10.2 shall promptly notify LSB of any third party claim in respect of which the indemnified Party intends to claim that indemnification. The Indemnified Party shall not compromise or settle the claim prior to any such notice. LSB may assume to defence of any such third party claim with counsel mutually satisfactory to the Parties provided, however, that an Indemnified Party shall have the right to retain its own counsel, if representation of that Indemnified Party by the counsel retained by LSB would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate with LSB and its legal representatives in the investigation of any matter covered by this indemnification.

10.4 Gemini shall be responsible for and indemnify LSB and its directors, officers, servants and agents (collectively "the Indemnified Party") against any and all liability, loss, damage, cost and expense (including legal costs) incurred or suffered by the Indemnified Party as a result of any claim bought against LSB by a third party which is related to the ownership or rights relating to the Samples or to the activities of Gemini or its sub-licensees hereunder including a claim that use of any Product developed and/or commercialised by or for Gemini in accordance with this Agreement has caused death or bodily injury. An indemnified Party that intends to claim indemnification under this Clause 10.3 shall promptly notify Gemini of any third party claim in respect of which


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

       the Indemnified Party intent to claim that indemnification. The Indemnified Party shall not compromise or settle any other claim prior to any such notice. Gemini may assume the defence of any such third party claim with counsel mutually satisfactory to the Parties, provided, however than an Indemnified Party shall have the right to retain its own counsel, if representation of that Indemnified Party by the counsel retained by Gemini would be inappropriate due to actual or potential differing interest between the Indemnified Party and any other party represented by that counsel in the proceedings. The Indemnified Party shall co-operate fully with Gemini and its legal representatives in the investigation of any matter covered by this indemnification.

10.5 Subject to the provision of Clauses 10.2 and 10.3 neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any economic loss or other loss of turnover, profits, business or goodwill or any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of an indirect or consequential nature arising out of or in connection with this Agreement.

11.    Confidentiality

11.1   Each of the Parties undertakes and agrees to:

       11.1.1 only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

       11.1.2 ensure that only those of its officers and employs who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied "need to know" basis and are informed of the secret and confidential nation of it;

       11.4.3 keep the Confidential Information secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make


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

              available or permit to be made available the same to any third party for any reason without the prior written consent of the Disclosing Party;

       11.1.4 ensure that the Confidential Information is not covered by any fixed or floating charge entered into at any time by it and not otherwise to establish a lien over or in any other way encumber the same;

       11.1.5 not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any Documents containing the Disclosing Party's Confidential Information nor any of the Disclosing Party's Confidential Material; and

       11.1.6 clearly identify the Confidential Information as confidential.

11.2 The obligations of confidence referred to in Cause 11.1 shall nor extend to any Confidential Information which:-

       11.2.1 is or become generally available to the public otherwise than by reason of breach by a Recipient Party of the provisions of this Clause;

       11.2.2 is known to the Recipient Party and is at its free disposal (having been generated independently by the Recipient Party or a third party in circumstances where it has not been derived directly or indirectly from the Disclosing Party's Confidential Information) prior to its receipt from the Disclosing Party provided that evidence of such knowledge is furnished by the Recipient Party to the Disclosing Party within 60 days of receipt of that Confidential Information; or

       11.2.3 is subsequently disclosed to the Recipient Party without obligations of confidence by a third party owing no such obligations to the Disclosing Party in respect of that Confidential Information:

       11.2.4 is requited by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the Disclosing Party so that it may, if so advised, seek appropriate relief to prevent such


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              disclosure provided always that in such circumstance such
              disclosure shall be only to the extent so required and shall be subject to prior consultation with to Disclosing Party with a view to agreeing timing and content of such disclosure;

11.3 All Confidential Information disclosed by the Disclosing Party to the Recipient Party shall remain the property of the Disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a Recipient Party based on the insolvency or bankruptcy of that Party, the Recipient Party shall:

       11.3.1 promptly notify such court or Competent Authority:

              (a) that Confidential Information received from the Disclosing Party under this Agreement remains the property of the Disclosing Party; and

              (b)    of the confidentiality obligations under this Agreement;
                     and

       11.3.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the Disclosing Party's Confidential Information and to ensure that the court or Competent Authority maintains that Confidential information in confidence in accordance with this Agreement.

11.4 The obligations of the Parties under Clause 11.1 to 11.3 shall survive the expiration or termination of this Agreement for whatever reason for a period of 5 years.

11.5 The Parties understands and agrees that remedies in damages may be inadequate to protect against any breach of any of the provisions of this Clause 11 by either Party or their employees, officers or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of interim and final injunctive relief by a court of competent jurisdiction in the discretion of that court against any action that constitutes any breach of this Claim 11.


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

12.    Term And Termination

12.1 This Agreement shall commence on the Commencement Date and shall continue in force until no payments are due hereunder or until termination whichever is the later.

12.2 LSB shall have the right at any time up through one hundred twenty (120) days following conclusion of to Research Programme to give ninety (90) days notice of termination in writing to Gemini if LSB decides not to proceed with the identification and optimisation of any Products at all for whatever reason including but not limited to strategic, commercial, scientific, technical or other reasons. This Agreement shall terminate upon expiration of such ninety (90) day notice period.

12.3 Each of the Parties ("the Terminating Party") shall have the right to terminate this Agreement upon giving written notice of termination to the other ("the Defaulting Party") upon the occurrence of any of the following events at any time during this Agreement:-

       12.3.1 the Defaulting Party commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy;

       12.3.2 If an Insolvency Event occurs in relation to the Defaulting Party;

12.4 This Agreement shall terminate thirty (30) days after the date of any notice given under Clause 12.3.1 and immediately upon the giving of any notice under Clause 12.3.2.

13.    Consequences of Termination

13.1 Upon a termination of this Agreement by LSB pursuant to Clause 12.2 or by Gemini pursuant to Clause 12.3 LSB shall;

       13.1.1 assign to Gemini all its right, title and interest in Programme IP and do all such acts and things as may be necessary to perfect this obligation; provided, however, (i) that if LSB terminates this Agreement pursuant to Clause 12.2, LSB shall retain the right to use the data generated by LSB constituting Programme Know How in its own research and (ii) if Gemini subsequently commercialises Product relating to Targets utilising Programme IP, then Gemini shall pay LSB a royalty of * in relation to Product developed and sold directly by Gemini and a royalty of * where Product is developed or sold by a licensee of Gemini.

       13.1.2 deliver up to Gemini all unused Samples, Gemini Data, Programme Know How and Programme Materials and transfer to Gemini's patent attorney the files relating to the prosecution and maintenance of the Programme IP assigned pursuant to Clause 13.1.1;

13.2 Upon termination of this Agreement by LSB pursuant to Clause 12.3 Gemini shall deliver up to LSB any and all Programme Know How and Programme Materials and Confidential Information belonging to LSB which may be in the possession, custody or control of Gemini at the date of termination.

14.    Assignment/Sub-Contracting

14.1 Save as otherwise provided in this Agreement each Party shall not without the prior written consent of the other, such consent not to be unreasonably withheld, assign the benefit and/or burden of this Agreement except to an Affiliate or a third party acquiring the entire or a substantial part of the business of the assigning Party and then only provided that such Affiliate or third party first undertakes in writing to the other Party to be bound by the terms of this Agreement and provided that the parent company of the assignee provides a guarantee of the assignee's obligations to the other Party.


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15.    Force Majeure

15.1 If a Party (the "Affected Party") is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Affected Party's relevant obligations under this Agreement and the corresponding obligations of the other Party ("Non-Affected Party") under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure or 3 months whichever is the shorter provided that:-

       15.1.1 the suspension of performance is of no greater scope than is required by the Force Majeure;

       15.1.2 the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

       15.1.3 the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

       15.1.4 as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

15.2 If Force Majeure is continuing at the expiry of the said period of 3 months the Non-Affected Party may give written notice to terminate this Agreement to the Affected Party.

16.    Governing Law

16.1 The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by the law of the State of Delaware, USA.

17.    Jurisdiction

17.1 All other disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement and including disputes relating to pre-contractual representations shall be settled by arbitration as follows:

       17.1.1 The arbitration shall be in accordance with the UNCITRAL Arbitration Rules in effect on the Commencement Date. Save as otherwise expressly provided herein the procedural rules shall be the rules of UNCITRAL and the lex curiae shall be the law of the state of New York.

       17.1.2 The number of arbitrators shall be three, chosen in accordance with the procedures set out in Clauses 17.1.3 to 17.1.5 inclusive. The award of the arbitrators shall be final and binding on the Parties.

       17.1.3 Each Party shall appoint one arbitrator. If within 30 days after receipt of the claimant's notification of the appointment of an arbitrator the respondent has not notified the claimant of the arbitrator he appoints, the second arbitrator shall be appointed by the appointing authority.

       17.1.4 The arbitrators thus appointed shall choose a further arbitrator who will act as the presiding arbitrator of the tribunal. If within [30] days after the appointment of arbitrators under Clause 17.13, they have not agreed upon the choice of the presiding arbitrator, then at the request of any Party to the arbitration proceeding the presiding arbitrator shall be appointed by the appointing authority.

       17.1.5 The Chartered Institute of Arbitrators, New York, USA shall be the appointing authority.

       17.1.6 The arbitration, including the making of the award, shall take place in New York, USA.

       17.1.7 All submissions and awards in relation to arbitration hereunder shall be made in English and all arbitration proceedings shall be conducted in English.

18.    Waiver

18.1 Save as expressly provided in this Agreement neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless the waiver is made in writing, signed by a duly authorised representative of that Party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.

18.2 No delay or failure of any Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies. No single or partial exercise or enforcement of any right or remedy by any Party shall preclude or impair any other exercise or enforcement of that right or remedy by that Party.

19.    Severance Of Terms

19.1 If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

       19.1.1 in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

       19.1.2 in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

19.2 If in the reasonable opinion of any Party any termination or severance under this Clause materially affects the commercial basis of this Agreement that Party may terminate this Agreement upon giving 90 days written notice of termination to the other Party setting out the reasons why the commercial basis of this Agreement has been materially affected.

20.    Entire Agreement/Variations

20.1 This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The Parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superseded. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties. Nothing in this Agreement removes or overrides way right of action by any Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

20.2 No variation, amendments, modification or supplement to this Agreement shall be valid unless agreed in writing in the English language and signed by a duly authorised representative of each Party.

21.    Notices

21.1 Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by courier, sent by post or sent by facsimile to the address or facsimile number of the recipient set out in Schedule 3 or as specified by the recipient from time to time in accordance with Clause 21.3. Notices sent by E-Mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.

21.2 Any notice given pursuant to this Clause shall be deemed to have been received:

       21.2.1 if delivered by courier, at the time of delivery; or

       21.2.2 if sent by post:

              (a) where posted in the country of the addressee, on the second working day following the day of posting, and

              (b) where posted an any other country, on the fifth working day following the day of posting; or

       21.2.3 if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time on a Business Day of the recipient and in any other case on the following the Business Day.

21.3 A Party may notify the other Parties to this Agreement of a change of its name, relevant addressee, address or facsimile number for the purposes of
       Schedule 3 provided that such notification shall only be effective on:

       21.3.1 the date specified in the notification as the date on which the change is to take place; or

       21.3.2 if no date is specified or the date specified is less than five clear Business Days after the date on which the notice is given, the date falling five clear Business Days after notice of any such change has been given.

21.4 For the avoidance of doubt, the Parties agree that the provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in Clause 21.5).

21.5 "Service Document" means a writ, summons, order, judgement or other document related to or in connection with any Court proceeding, cause, matter or action arising out of or connected in any way with this Agreement.

22.    Counterparts

22.1 This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original of this Agreement. and all of which shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with each Party.

23.    EC Notification

23.1 If so advised the parties shall co-operate in notification of this Agreement to the Commission of the European Community pursuant to Council Regulation 17/62 of the Council of Ministers of the European Community as soon as reasonably practicable after the Commencement Date. Each Party shall be responsible for its own costs and expenses related to such notification. Each Party will give the other full and prompt co-operation in providing any information that the other may require in order to prepare such notification.

24.    This Agreement Not To Constitute A Partnership

24.1 Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the Parties and neither party shall have any authority to bind the other in any way except as provided in this Agreement.

25.    Costs

25.1 Each Party shall bear its own costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

26.    Announcements

26.1 Subject to Clause 26.2 no press release announcement or other communication to any third party concerning the transaction contemplated by this Agreement or the financial terms of this Agreement or any ancillary matters shall be made or permitted or authorised to be made by either Party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

26.2 Either Party may make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

       26.2.1 law;

       26.2.2 existing contractual obligations; or

       26.2.3 any securities exchange or Regulatory Authority or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the US Securities Exchange Commission, The UK Stock Exchange or The Panel on Take-overs and Mergers, whether or not the requirement has the force of law.

IN WITNESS WHEREOF the Parties have executed this agreement the day and year first above written.

SIGNED


/s/ Paul J. Kelly
------------------------------------
Authorised Signature

Paul J. Kelly, CEO
------------------------------------
Print Name
for and on behalf of
GEMINI RESEARCH LIMITED


SIGNED


/s/ N. Leigh Anderson
------------------------------------
Authorised Signature

N. Leigh Anderson, President & CEO
------------------------------------
Print Name
for and on behalf of
LARGE SCALE BIOLOGY CORPORATION

                                   SCHEDULE I

                                       *

               Confidential Treatment Requested and the Redacted
             Material has been separately filed with the Commission

                                   SCHEDULE 2

                               Research Programme

                                   SCHEDULE 3

                                    Notices

GEMINI RESEARCH LIMITED:

Paul Kelly
Chief Executive Officer and Clinical Officer
Gemini Research Limited
162 Science Park
Milton Road
Cambridge CB4 4GH
UK
Tel: (44) 1223 424260
Fax: (44) 1223 435501

LARGE SCALE BIOLOGY CORPORATION:

N. Leigh Anderson
President and Chief Executive Officer
Large Scale Biology Corporation
9620 Medical Center Drive
Rockville, MD 20850
USA
Tel: 301 424 5989
Fax: 301 762 4892